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                                                                    EXHIBIT 99.1


Contact: Bob Marlowe
         Chief Financial Officer
         (615) 264-8000



                      SHOLODGE, INC. COMPLETES TENDER OFFER


Hendersonville, Tenn (August 29, 2003) - ShoLodge, Inc. (NASAQ: LODG), announced today that it has completed its tender offer to purchase 7.5% Convertible Subordinated Debentures, due May 2004 at a purchase price of $730 per $1,000 principal amount. The company received and accepted tenders for $1,631,000 in principal amount of the debentures.


This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the new notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

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